Exhibit 5.4

[HALL ESTILL LETTERHEAD]

September 9, 2010

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special local counsel for Hawk Field Services, LLC (f/k/a Red River Field Services, L.L.C.), an Oklahoma limited liability company (“HFS”), and HK Transportation, LLC (f/k/a Kaiser Trading, LLC), an Oklahoma limited liability company (“HKT”; HKT and HFS are collectively referred to herein as the “Oklahoma Entities”), in connection with certain Subsidiary Guarantees (defined herein) of the Guarantors (defined herein). You have requested our opinion with respect to certain matters in connection with the filing by Petrohawk Energy Corporation, a Delaware corporation (the “Company”), and the Guarantors (defined herein) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of up to $825,000,000 in principal amount of certain 7.25% Senior Notes due 2018 (the “Exchange Notes”) issued by Petrohawk Energy Corporation, a Delaware corporation (the “Company”) in exchange for the Company’s outstanding 7.25% Senior Notes due 2018 (the “Notes”). The Exchange Notes are being issued under an Indenture, dated as of August 17, 2010 (the “Indenture”), by and among the Company, the Guarantors as defined therein (the “Guarantors”), and U.S. Bank Trust National Association, as trustee, based on an obligation arising under a Registration Rights Agreement dated August 17, 2010, between the Company, the Guarantors, and the initial purchasers defined therein (the “Registration Rights Agreement”) which contains a commitment by the Company to issue the Exchange Notes to be guaranteed by the Guarantors. The Guarantors have executed the Indenture and the Registration Rights Agreement to evidence their acceptance to be bound by the provisions thereof, containing a guarantee by each of the Guarantors of the obligations of the Company under the Exchange Notes (“Subsidiary Guarantees”). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture.

In connection with such matters, we have examined the Indenture (including the Subsidiary Guarantees contained therein), the Registration Rights Agreement and Registration Agreement, all exclusive of certain exhibits, schedules or certificates attached thereto (collectively, the “Transaction Documents”, and the term Transaction Documents shall not include any other documents, contracts or matters referred to or described therein). We have also reviewed the following documents (“Organizational Documents”):

(a) Articles of Organization of Red River Field Services, L.L.C., dated as of March 22, 1999;

(b) Change of Resident Agent or Change of Registered Office and Principal Office (Oklahoma LLC) of Red River Field Services, L.L.C., dated as of November 4, 2005;

(c) Change or Designation of Resident Agent and/or Registered Office and/or Principal Office (Oklahoma LLC) of Red River Field Services, L.L.C., dated as of January 22, 2007;

(d) Amended Articles of Organization of an Oklahoma Limited Liability Company of Hawk Field Services, LLC dated as of May 14, 2008;

(e) Certificate of Reinstatement of Hawk Field Services, LLC, from the Secretary of State, State of Oklahoma, dated as of July 27, 2010;

(f) Second Amended and Restated Operating Agreement of Hawk Field Services, LLC dated as of February 2, 2009;

(g) Hawk Field Services, LLC Certificate of Good Standing from the Secretary of State, State of Oklahoma, dated as of July 30, 2010;

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(h) Unanimous Written Consent Action of the Sole Member of Hawk Field Services, LLC dated as of August 2, 2010;

(i) Articles of Organization of an Oklahoma Limited Liability Company of Kaiser Trading, LLC, dated as of March 16, 2007;

(j) Amended Articles of Organization of an Oklahoma Limited Liability Company of Kaiser Trading, LLC dated as of August 4, 2009;

(k) Amended Articles of Organization of an Oklahoma Limited Liability Company of HK Transportation, LLC dated as of September 14, 2009;

(l) Second Amended and Restated Operating Agreement of HK Transportation, LLC dated as of September 10, 2009;

(m) HK Transportation, LLC Certificate of Good Standing from the Secretary of State, State of Oklahoma, dated as of July 30, 2010;

(n) Unanimous Written Consent Action of the Sole Member of HK Transportation, LLC dated as of August 2, 2010.

Other than our review of the Transaction Documents and the Organizational Documents, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion, and we make no representation as to the scope or sufficiency of our documentation review for your purposes.

We have relied, without independent investigation, upon certain certifications of governmental officials and private organizations having access to and regularly reporting on governmental files and records, including certificates of incorporation and certificates as to good standing. In addition, as to certain matters, we have relied, without independent investigation, upon the representations and warranties of the Oklahoma Entities or the Company contained in the Transactions Documents and/or the Organizational Documents for the truth, accuracy and completeness of the matters contained therein. We have assumed that written consents of the Company as the sole member of each of the Oklahoma entities have been filed with the secretary or with the minutes of proceedings of the board of directors or shareholders of the Company as the sole member of the Oklahoma Entities, as required by applicable law.

In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) that the parties to the Indenture other than the Oklahoma Entities (each, an “Other Party” and collectively, the “Other Parties”) are in full compliance with the terms thereof, (iv) that any action taken by any of the “Holders” (as defined in the Indenture) or any Other Party in connection with the performance or enforcement of the Indenture or the Exchange Notes will be lawful, commercially reasonable and taken in good faith, and that the “Holders” (or any of them) or such Other Party will seek to enforce their or its rights only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (v) that the Indenture and Exchange Notes have been duly authorized by, and are valid and binding upon, and enforceable against, such Other Party in accordance with their respective terms, (vi) that there has been no mutual mistake of fact and there exists no fraud or duress, (vii) that the transactions contemplated by the Indenture comply with any test of good faith, fairness or conscionability

September 9, 2010

required by law, (viii) that each Other Party is, and the “Holders” are, entering into the Exchange Offer without notice of any defense against the enforcement of any rights created by, or adverse claim to any interest transferred as part of, the transactions contemplated by the Indenture, (ix) that all natural persons who signed the Indenture or the Exchange Notes had sufficient legal capacity to do so, (x) that routine procedural matters, such as service of process or qualification to do business in the jurisdiction, will be satisfied by the party seeking to enforce the Indenture or the Exchange Notes, (xi) that the Oklahoma Entities will not take any discretionary action permitted or facilitated by the Indenture that, in the future, would result in a violation of law or constitute a breach or default under any other agreement or court order to which either Oklahoma Entity is a party or by which either Oklahoma Entity is bound, (xii) that neither of the Oklahoma Entities is insolvent or will be rendered insolvent by the making of its respective Subsidiary Guarantee, (xiii) that the Subsidiary Guarantee given by each Oklahoma Entity is in furtherance of its direct or indirect business interests, as determined by the board of directors of the Company, (xiv) no other document or instrument contradicts or interferes with the right of contribution among the Guarantors set forth in Section 10.6 of the Indenture, (xv) that the Subsidiary Guarantee given by the Oklahoma Entities (A) does not breach or result in a default by either Oklahoma Entity (immediately, upon notice or with the passage of time) under any material agreement, contract or instrument to which such Oklahoma Entity is a party, and (xvi) no approval, authorization, or other action by or filing with, any Oklahoma governmental authority is required in connection with the Subsidiary Guarantee given by the Oklahoma Entities, the absence of which would materially and adversely affect the validity of the Subsidiary Guarantee or enforceability against the Oklahoma Entities of the Subsidiary Guarantee, with the exception of the filing or recordation of documents or instruments contemplated by the Indenture and the payment of applicable filing fees and taxes related thereto.

We express no opinion herein in any respect as to (i) compliance with fiduciary duty requirements, (ii) fraudulent conveyance or fraudulent transfer laws, and (iii) federal and state laws and regulations concerning the characterization of a transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, and the creation, attachment, perfection, priority or enforcement of a lien on real property or security interest in personal property.

The opinions expressed herein are limited and qualified in all respects by the effects of (i) general principles of equity and the exercise of judicial discretion, whether applied by a court of law or equity, (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors, (iii) the judicial imposition of an implied covenant of good faith and fair dealing, public policy or the discretion of any court as to the enforcement of remedies, and (iv) generally applicable rules of law that afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs. While we express no opinion as to the remedies conferred upon the Trustee or Holders by the Indenture, or the remedy which any court, governmental body or agency, or arbitrator may grant, impose or render, the Indenture contains certain remedies which are recognized by Oklahoma law and which under certain circumstances (such as the existence of a material breach and pursuit of a remedy which is not deemed unconscionable or otherwise against public policy) would be available to the Trustee and Holders. We express no opinion regarding the availability of equitable remedies under the Indenture or the Exchange Notes. Without limiting the generality of the foregoing, we express no opinion as to the enforceability or recognition under the laws of the State of Oklahoma of (i) waiver of the right to a jury trial, (ii) self-help, subrogation, indemnity, contribution, severability or the exercise of private power of sale, (iii) provisions which purport to establish evidentiary standards, (iv) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases or waivers of legal or equitable

September 9, 2010

rights, discharge or waivers of defenses or liquidated damages, (v) provisions related to choice of governing laws, or (vi) any power of attorney or similar appointment under the Indenture.

The opinions expressed herein are further limited and qualified in all respects by the effect of generally applicable rules of law that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, reasonableness and diligence, (ii) provide that forum selection clauses may not be binding, (iii) limit the availability of a remedy under certain circumstances where another remedy has been selected, (iv) limit the right of a creditor to use force or cause a breach of the peace in the enforcement of rights, (v) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, (vi) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification for, liability for its own action or inaction, to the extent where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances regarding the determination of damages and entitlement to attorney’s fees and other costs, (ix) may, in the absence of a waiver or consent, discharge a guarantor to the extent that (a) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (b) guaranteed debt is materially modified, and (x) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless (a) permitting a cure would unreasonably hinder making substitute arrangements for performance, of (b) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

The law covered by the opinions expressed herein is limited to the Federal statutes, judicial decisions and rules and regulation of the governmental agencies of the United States and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of Oklahoma. We have noted, in the course of preparing this opinion, that the substantive laws of the States of New York, Delaware and Texas and, potentially, the substantive laws of other jurisdictions may be relevant in connection with specific opinions which are given herein. We have, with your permission, assumed in each instance that the substantive law of any such jurisdiction other than the State of Oklahoma is identical in all respects to the substantive law of the State of Oklahoma.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligations to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.    HFS is a limited liability company validly existing and in good standing under the laws of Oklahoma. HFS has the requisite limited liability company power and authority to perform its obligations under the Indenture.

2.    HKT is a limited liability company validly existing and in good standing under the laws of Oklahoma. HKT has the requisite limited liability company power and authority to perform its obligations under the Indenture.

3.    The execution, delivery and performance of the Indenture (i) has been authorized by all necessary limited liability company action by the Oklahoma Entities and (ii) does not contravene any provision of any articles of organization, limited liability company agreement, or other organizational or governing documents of either of the Oklahoma Entities.

September 9, 2010

4.    When the Registration Statement has become effective under the Securities Act and the Subsidiary Guarantees of the Oklahoma entities are delivered in accordance with the terms of the exchange offer described in the Registration Statement, the Subsidiary Guarantees of the Oklahoma Entities will be validly issued by each Oklahoma Entity and will constitute a valid and binding obligation of such Oklahoma Entity.

With respect to our opinion set forth in Paragraphs 1 and 2 as to the “good standing” of HFS and HKT, respectively, we have relied solely on certificates of public officials from the State of Oklahoma.

We hereby agree that Thompson & Knight LLP may rely on the opinions included herein for the purposes of delivering its opinions to the Company in connection with the filing of the Registration Statement, and further consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.